Prospectus Supplement No. 1	Filed Pursuant to Rule 424(b)(7)

(To Prospectus dated December 3, 2013)	Registration No. 333-192510

HealthSouth Corporation
5,408,528 Warrants to Purchase Shares of Common Stock
and
1,119,586 Shares of Common Stock
This prospectus supplement supplements and amends the prospectus, dated December 3, 2013 (as supplemented or amended, the “Prospectus”), relating to the sale by certain of our securityholders of up to 5,408,528 warrants (the “Warrants”) to purchase shares of our common stock, par value $.01 per share, and up to 1,119,586 shares of our common stock issuable upon exercise of the Warrants. The Warrants and the shares of our common stock issuable upon exercise of the Warrants are collectively referred to in the Prospectus as the “offered securities.” Unless otherwise stated herein or the context otherwise requires, the terms “HealthSouth,” “we,” “us,” “our” and the “Company” refer to HealthSouth Corporation and its subsidiaries.
You should read this prospectus supplement in conjunction with the Prospectus. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement supplements or supersedes the information contained in the Prospectus.
The Prospectus serves to register the sale of the Warrants and shares of our common stock which have been issued or are issuable upon exercise of Warrants that we previously issued in private transactions exempt from registration under the Securities Act. Our registration of the sale of the securities identified in this prospectus supplement does not mean that the selling securityholders identified herein will sell any or all of these securities.
Investing in the offered securities involves risks that are described in the “Risk Factors” section beginning on page 3 of the Prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 18, 2013.

SELLING SECURITYHOLDERS
The following table supplement and amends the table of Selling Securityholders and related footnotes appearing under the heading “Selling Securityholders” beginning on page 7 of the Prospectus by adding to the table contained in the Prospectus the information below with respect to selling securityholders not previously listed in the Prospectus and by superseding the information with respect to certain selling securityholders previously listed in the Prospectus with the information that is set forth below.
The selling securityholders listed below and their transferees, pledgees, donees or other successors, if not identified in this prospectus supplement or the Prospectus then so identified in additional supplements to the Prospectus or in an amendment to the registration statement of which the Prospectus forms a part, as required, are the “Selling Securityholders” under the Prospectus.
The following table sets forth for each Selling Securityholder listed below, as of a recent practicable date prior to the filing of this prospectus supplement with the SEC:

•	the name of each Selling Securityholder;

•	the number of Warrants and the number of shares of our common stock issuable upon exercise that may be sold by the Selling Securityholders; and

•	the number and percent of shares of common stock to be beneficially owned by each Selling Securityholder before and after the offering.

The information is based on information provided by or on behalf of the Selling Securityholders to us in Selling Securityholder questionnaires and is as of the date specified by the holders of the questionnaires. We have not sought to otherwise verify the information contained in the table. Because the Selling Securityholders may offer all or some portion of these securities pursuant to the Prospectus and because we are not currently aware of any agreements, arrangements or understandings with respect to the sale of these securities, we cannot predict the number of securities that will be held by the Selling Securityholders upon termination of this offering. In addition, some of the Selling Securityholders may have sold, transferred or otherwise disposed of all or a portion of their securities since the date on which they provided the information about themselves and the securities they were selling pursuant to the Prospectus or in transactions exempt from the registration requirements of the Securities Act.
Unless otherwise disclosed in the footnotes to the table below, no Selling Securityholder listed below has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

Name	Number of Warrants Beneficially Owned Prior to Offering	Number of Warrants that may be Offered Hereby (1)	Percentage of Outstanding Warrants	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock Beneficially Owned After to Offering
				Number (2)(3)	Percent (4)	Number (2)(3)	Percent (4)
Madeleine L.L.C. (5)	—	—	—	386,478	*	—	—
GSO Targeted Opportunity Master Partners L.P.	—	—	—	83,345	*	—	—
All other holders of the Warrants (and future transferees, distributees, pledgees, donees or successors of such holders) (6)(7)	3,059,409	3,059,409	100%	611,881	*	—	—
*Less than 1%

(1) Assumes exercise of the entire amount of Warrants held by the selling securityholders at a rate of one-fifth of a share of our common stock per Warrant. The number of shares of our common stock issuable upon exercise of the Warrants may be adjusted under circumstances described under “Description of Warrants-Adjustments” in the Prospectus. Under the terms of the Warrants, cash will be paid instead of issuing any fractional shares.

(2)
Includes that whole number of shares of our common stock underlying the Warrants beneficially owned by each selling securityholder or resulting from the previous exercise of the Warrants so owned. Each Warrant is exercisable for one-fifth of a share of our common stock. The selling securityholders named in this table previously exercised all of their Warrants.

(3)
Includes that number of shares of our common stock underlying shares of our 6.50% Series A Convertible Perpetual Preferred Stock owned by each selling securityholder that are convertible at the option of such holder into shares of our common stock pursuant to the terms of the Certificate of Designations establishing such series of preferred stock and deemed to be outstanding pursuant to Rule 13d-3(d)(1) under the Exchange Act. Assumes all such shares of the Series A Preferred Stock are converted into shares of our common stock. Pursuant to the Certificate of Designation establishing the Series A Preferred Stock, we may elect to satisfy its conversion obligation with cash or a combination of cash and shares of our common stock.

(4)
This percentage is calculated using as the numerator the number of shares of common stock included in the previous column and as the denominator 87,429,848 shares of common stock issued and outstanding, net of treasury shares, on October 23, 2013, plus the number of shares of common stock underlying the Warrants and Series A Preferred Stock owned by such holder.

(5)	Mr. Stephen Feinberg is the managing member of Madeleine L.L.C. (the “Fund”) and has the authority to direct the voting and disposition of the securities held by the Fund.

(6)
Information concerning other selling securityholders will be set forth in prospectus supplements or in an amendment to the registration statement of which this prospectus is a part if and when necessary. Totals in these columns may exceed the number of Warrants and common stock offered by this prospectus as a result of the selling securityholders identified above having sold, transferred or otherwise disposed of some or all of their Warrants since the date on which the information in the preceding table was provided to us without informing us of such sale(s). In no event will the number of Warrants offered by this prospectus or any related prospectus supplement exceed 10,000,000. Similarly, the total number of shares of our common stock issuable upon the exercise of all the Warrants may increase or decrease due to adjustments to the exercise price resulting from certain transactions by the company such as payment of dividends on its common stock. Pursuant to Rule 416 under the Securities Act, the registration statement of which this prospectus is a part also covers any additional shares of our common stock which become issuable in connection with the Warrants because of any dividend, stock split, recapitalization or other similar event or adjustment in the number of shares issuable upon exercise of the Warrants.

(7)
Assumes all other holders of the Warrants (and future transferees, distributees, pledgees, donees or successors of such holders) do not beneficially own shares of our common stock, other than those shares of our common stock underlying the Warrants held by such holders.